UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2005

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 16, 2005, i2 Technologies, Inc. (the “Company”) received letters of resignation from Michael S. Diament and Randy Eisenman each announcing their respective resignation from the Board of Directors of the Company (the “Board”) effective as of the close of business on December 16, 2005. Neither Mr. Diament nor Mr. Eisenman expressed any disagreement with an issue before or decision of the Board or any matter relating to the Company’s operations, policies or practices.

Mr. Diament and Mr. Eisenman were appointed to the Board on August 31, 2004 and July 26, 2005, respectively. Pursuant to Section 6(b) of that certain Certificate of Designations of 2.5% Series B Convertible Preferred Stock of the Company, the holders of the Company’s 2.5% Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), are entitled to elect two directors to serve on the Board of the Company (the “Series B Directors”) until such Series B Directors’ successors are duly elected by the holders of the Series B Preferred Stock or such Series B Directors are removed from office by the holders of the Series B Preferred Stock. R² Investments, LDC, a Cayman Islands limited duration company (the “Investor”), is currently the holder of all of the issued and outstanding shares of Series B Preferred Stock and had previously designated Mr. Diament and Mr. Eisenman as its two nominees for election to the Board as the Series B Directors. The Investor has indicated that, at this time, it does not intend to appoint replacement nominees to serve as the Series B Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

i2 TECHNOLOGIES, INC.

By:	/s/ Michael Berry
Michael Berry Executive Vice President and Chief Financial Officer

Dated:	December 22, 2005